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EXHIBIT 99(a)




                               HECHINGER COMPANY
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                                  (unaudited)
                      (in thousands except per share data)

                                                                       13 WEEKS ENDED
                                                        APR. 29, 1995                  APR. 30, 1994
                                                       ---------------                ---------------

REVENUES
Net sales                                              $       553,174                $       574,301
Other (principally interest)                                     1,000                            420
                                                       ---------------                ---------------

Total Revenues                                                 554,174                        574,721

COSTS AND EXPENSES
Cost of sales                                                  433,626                        448,151
Selling, general and administrative expenses                   111,359                        112,336
Interest expense                                                 7,336                          7,197
                                                       ---------------                ---------------

Total Costs and Expenses                                       552,321                        567,684
                                                       ---------------                ---------------

EARNINGS BEFORE INCOME TAXES                                     1,853                          7,037

INCOME TAX EXPENSE                                                 686                          2,392
                                                       ---------------                ---------------

NET EARNINGS                                           $         1,167                $         4,645
                                                       ===============                ===============

PRIMARY AND FULLY DILUTED EARNINGS
PER COMMON SHARE                                                 $0.03                          $0.11
                                                       ===============                ===============

AVERAGE NUMBER OF COMMON AND COMMON
EQUIVALENT SHARES OUTSTANDING:
Primary                                                         42,310                         42,243
Fully diluted                                                   42,310                         42,429

DIVIDENDS PER SHARE:
Class A common stock                                             $0.04                          $0.04
Class B common stock                                             $0.02                          $0.02


See notes to consolidated financial statements.